EX-99(a)(2)

SCHEDULE A

TO

GOLDMAN SACHS TRUST II

DECLARATION OF TRUST

As of May 18, 2015

Series of Shares	Classes of Shares
Goldman Sachs Multi-Manager Alternatives Fund	Class A Shares Class C Shares Institutional Shares Class IR Shares Class R Shares

Goldman Sachs Multi-Manager Global Equity Fund	Institutional Shares

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund	Institutional Shares

Goldman Sachs Multi-Manager Real Assets Strategy Fund	Institutional Shares

Multi-Manager International Dynamic Equity Fund	Institutional Shares

Multi-Manager U.S. Dynamic Equity Fund	Institutional Shares